EXHIBIT 99.1
NEWS RELEASE

FOR IMMEDIATE RELEASE
                              Contacts:
                              Elwood F. Winn            Armand C. Go
                              President and Chief       Vice President, Chief
                              Executive Officer         Financial Officer,
                              920-208-4100              Treasurer and Secretary
                              ewinn@shopthepig.com      920-208-4107
                                                        ago@shopthepig.com


         FRESH BRANDS PROVIDES REVISED GUIDANCE ON CURRENT YEAR EARNINGS Company to Adjust Each of Prior Three Years Earnings by 1% to 2%

SHEBOYGAN, Wis, July 25, 2002.... Fresh Brands, Inc. (Nasdaq: FRSH) today announced that it had discovered a mistake that resulted in the understatement of its cost of goods sold for 2001, 2000 and 1999. The aggregate after-tax impact to earnings for these three fiscal years is expected to approximate $400,000. After consulting with the Board of Directors, the company has concluded that it needs to restate prior years' earnings to reflect the understatement of cost of goods sold. The restatement is expected to impact previously reported earnings per share in 2001 by $0.03, 2000 by $0.02 and 1999 by $0.02. The restated earnings per share for 2001, 2000 and 1999 are expected to be $1.45, $1.31 and $1.28, respectively.

In order to complete the restatements, the company expects to incur, during the third and fourth quarters of 2002, additional accounting and legal costs approximating $180,000 on an after-tax basis, or approximately $0.04 per share. As a result, the company now expects its 2002 earnings per share to be in the range of $1.53 to $1.58, compared to previous guidance toward the low end of the range of $1.60 and $1.75 per share. The company's revised 2002 earnings per share will still be favorably higher than last year's restated earnings per share of $1.45.

The understatement of cost of goods sold is related to a unique supply relationship the company has with one of its direct store delivery meat vendors. Orders from nine supermarkets were delivered by the vendor to the company's meat distribution center and shipped by the company to the stores. Sales were properly recorded, but the company inadvertently failed to record accurately the corresponding cost of goods sold.

When the understatements were initially identified, the company immediately began a thorough investigation of the cause and extent of the understatements. Upon determination of the cause and extent, the company


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immediately corrected the mistake. The company has also carefully examined all of its other vendor relationships to ensure that no other similar understatements have occurred. As a result of this comprehensive review, the company is confident that there are no other similar understatements reflected in its financial statements.

Elwood F. Winn, president and chief executive of Fresh Brands said, "It is unfortunate in this current environment of earnings restatements that we must report one due to a simple mistake. A situation involving a minor error in each one of the impacted years is deemed material on a cumulative basis relative to 2002 earnings, thus requiring the restatements. We are disappointed that this oversight occurred and have acted responsibly in taking the appropriate actions to disclose the situation and correct the earnings for the affected years. With this behind us, we will continue to focus on our growth strategies and on building value for our shareholders."

Separately, the company will release its earnings for the second quarter of 2002 before the market opens on Friday, August 2, 2002. Management will discuss the company's results that day in a conference call at 1:15 p.m. CDT (2:15 p.m.
EDT). The call can be accessed by dialing 1-888-843-6162 (passcode is 43512, leader is Mr. Elwood Winn). The call will be available for replay through Friday, August 9, 2002, by dialing 1-800-947-0334.

Fresh Brands, Inc. is a supermarket retailer and grocery wholesaler through corporate-owned retail, franchised and independent supermarkets. The corporate-owned and franchised retail supermarkets operate under the Piggly Wiggly(R) and Dick's(R) Supermarkets brands. Fresh Brands has 72 franchised supermarkets, 27 corporate-owned supermarkets, two distribution centers and a centralized bakery/deli production facility. The company's supermarkets are located throughout Wisconsin and northern Illinois. For more information, please visit the company's Web site: www.fresh-brands.com.


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                SPECIAL NOTE REGARDING FORWARD LOOKING STATEMENTS
Certain matters discussed in this press release are "forward-looking statements" intended to qualify for the safe harbors from liability established by the Private Securities Litigation Reform Act of 1995. These forward-looking statements can generally be identified as such because the context of the statement will include words such as the company believes, anticipates, expects or words of similar import. Similarly, statements that describe the company's future plans, objectives, strategies or goals are also forward-looking statements. Specifically, forward-looking statements include the company's statements about its fiscal 2002 earnings expectations. Such forward-looking statements are subject to certain risks and uncertainties that may materially adversely affect the anticipated results. Such risks and uncertainties include, but are not limited, to the following: (1) the cost and results of the company's new business information technology systems replacement project; (2) the presence of intense competitive market activity in the company's market areas, including competition from warehouse club stores and deep discount supercenters;
(3) the company's ability to identify and develop new market locations and/or acquisition candidates for expansion purposes; (4) the company's continuing ability to obtain reasonable vendor marketing funds for promotional purposes;
(5) the company's ability to continue to recruit, train and retain quality franchise and corporate retail supermarket operators; (6) the potential recognition of repositioning charges resulting from potential closures, conversions and consolidations of retail supermarkets due principally to the competitive nature of the industry and to the quality of the company's retail supermarket operators; (7) the final cost and results of, and the diversion of management's time and attention in connection with, its financial statement restatements; and (8) the company's ability to integrate and assimilate the acquisition of Dick's Supermarkets, Inc. and to achieve, on a timely basis, the company's anticipated benefits and synergies thereof. Shareholders, potential investors and other readers are urged to consider these factors carefully in evaluating the forward-looking statements and are cautioned not to place undue reliance on such forward-looking statements. The forward-looking statements made herein are only made as of the date of this release and the company disclaims any obligation to publicly update such forward-looking statements to reflect subsequent events or circumstances.